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                                                                   EXHIBIT 10.15



                          GENERAL TERMS AND CONDITIONS

                        UPSTREAM ENERGY SERVICES, L.L.C.

These General Terms and Conditions are agreed to by Upstream Energy Services, L.L.C., a Texas limited liability company ("Buyer") and Michael Gas Producing Company, a Texas corporation, ("Seller") as of the first day of April, 1996.

                                   ARTICLE 1
                                  DEFINITIONS

For the purposes of these General Terms and Conditions the following definitions shall be applicable:

1.1 "Gas" means natural gas produced from gas wells, as produced in association with oil (casinghead gas) and residue gas resulting from processing either casinghead gas or gas well gas.

1.2 "Day" means a period of 24 consecutive hours beginning at 8:00 a.m., local time at the point(s) of delivery specified in a Sales Agreement, on any calendar day and ending at 8:00 a.m., local time at the point(s) of delivery specified in a Sales Agreement, on the calendar day immediately following.

1.3 "Month" means the period beginning at 8:00 a.m., local time at the point(s) of delivery specified in a Sales Agreement, on the first day of a calendar month and ending at 8:00 a.m., local time at the point(s) of delivery specified in a Sales Agreement, on the first day of the calendar month immediately following.

1.4 "Btu" means British thermal unit which is the quantity of the heat required to raise the temperature of one pound of water one degree Fahrenheit at 60 degrees Fahrenheit and "MMBtu" means one million British thermal units.

1.5 "Sales Agreement" refers to the sale contract(s) which Buyer and Seller may enter into which incorporate by reference these General Terms and Conditions. All Sales Agreements shall be of the form attached hereto as "Exhibit A".

1.6 "Transporters" means the interstate or intrastate natural gas pipeline companies, gatherers, and local distribution companies whose transportation services are required by Buyer and Seller.

1.7 "Force Majeure" shall mean acts of God, strikes, lockouts, or industrial disputes or disturbances, civil disturbances, arrests and restraint of rulers of people, acts of public enemy, wars, riots, blockades, insurrections, or any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming Force Majeure.

1.8  "Mcf" means one thousand standard cubic feet of gas.

                                   ARTICLE 2
                             QUANTITY AND DELIVERY

2.1 Buyer agrees to take and pay for and Seller agrees to sell and deliver the quantity of gas set forth in each Natural Gas Sales Agreement, (attached hereto as Exhibit "A"), entered into pursuant to these General Terms and Conditions.

2.2 Seller represents that its interest in and to such supply of natural gas is not and will not be subject to any commitment by Seller in conflict with this contract.

2.3 The parties agree to use their best efforts to receive and deliver gas purchased under each Sales Agreement at a relatively constant daily rate. Buyer shall promptly notify Seller of any change in its rate of receipts and Seller shall promptly notify Buyer of any change in its rate of delivery.
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          Immediately hereunder is dispatching information applicable to both
          Buyer and Seller. Any change in such information by either party shall be promptly reported to the other party under the terms of
          Section 7.5 herein.

       SELLER:                                  BUYER:
       MICHAEL GAS PRODUCING COMPANY            UPSTREAM ENERGY SERVICES, L.L.C.

       Main Number: (713)895-0909               Main Number: (713)895-0009
       Telecopier (Fax): (713) 895-0320         Telecopier (Fax): (713)895-0084
       Dispatch Contact: Douglas R. Fogle       Dispatch Contact: Jean Smith

2.4 Seller shall be responsible for all costs incurred and fuel assessed for the gathering and transportation of the gas to be sold under each Sales Agreement at and to the point(s) of delivery specified in each Sales Agreement, and Buyer shall be responsible for all costs incurred and fuel assessed for the transportation of the gas beyond the point(s) of delivery.

2.5 Transporters for Seller and Buyer may require certain nominating procedures to be followed with respect to the daily and monthly scheduling of deliveries of gas to the Transporters and the redelivery of such gas by the transporters to Seller or Buyer or their designees. Seller and Buyer agree to provide to the other, in as prompt a manner as reasonable, all information necessary to permit such scheduling requirements to be met, and shall act promptly to balance receipts with deliveries on all sales pursuant to each Natural Gas Sales Agreement.

2.6 In the event Buyer or Seller is assessed penalties or special charges by its Transporters due solely to the failure of the other party to fulfill its obligations under this contract to receive or deliver the nominated quantity at the Delivery Point, the non-complying party will reimburse the penalized party for all penalties so incurred, provided however, neither party shall be obligated to reimburse the other party for penalties if such deficiency or surplus in deliveries results from factors outside the reasonable control of the non-complying party.

2.7 Purchase and sale of gas pursuant to any Sales Agreement shall be expressly subject to the ability of Transporters to accept Seller's gas, and the Transporters' willingness to transport the gas to Buyer. The obligation of Seller and Buyer with respect to the sale and purchase of gas under a Sales Agreement shall be suspended during any period when Transporters are unable or unwilling to transport.

2.8 Seller agrees to use its best efforts to effect and maintain all transportation agreements necessary to transport the gas to be sold and purchased hereunder. In the event Buyer requires an "on behalf of" agency letter to secure the required transportation Seller agrees to provide such letter.

                                   ARTICLE 3
                                    QUALITY

3.1 The gas sold and delivered to Buyer shall meet or exceed the minimum quality specifications provided in the General Terms and Conditions of the Gas Tariff of the first Transporter to transport gas sold hereunder.

                                   ARTICLE 4
                       TITLE, RISK OF LOSS AND LIABILITY

4.1 As between the parties hereto, Seller shall have title to gas sold hereunder and shall be in control and possession of and responsible for any damage, claim, liability or injury caused thereby until the gas has been delivered to Buyer at the point(s) of delivery. After delivery, Buyer or Buyer's
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     Transporter shall be deemed to be in exclusive control and possession thereof and responsible for any damage, claim liability or injury caused thereby. The point(s) of delivery shall be as established in the applicable Sales Agreement.

4.2 Buyer shall indemnify, defend and hold Seller harmless from and against all loss, costs and expense, including court costs and reasonable attorneys' fees, for any claims, suits, judgements, demands, actions or liability growing out of the operations conducted hereunder by Buyer or arising after the gas is delivered to Buyer at the point(s) of delivery. Seller shall indemnify, defend and hold Buyer harmless from and against any loss, cost and expense, including court costs and reasonable attorneys' fees, for any claims, suits, judgements, demands, actions or liability growing out of Seller's operations or arising at and prior to delivery of the gas to Buyer at the point(s) of delivery.

                                   ARTICLE 5
                                     PRICE


5.1 The price to be paid by Buyer to Seller for all gas delivered at the point(s) of delivery shall be set forth in the applicable Sales
     Agreement. In the event any price agreed upon exceeds any maximum lawful price established by the Federal Energy Regulatory Commission or any other state, federal or local government entity with proper jurisdiction over the sales price of the gas, the price shall be the highest price permitted by law up to the agreed upon price per MMBtu.

                                   ARTICLE 6
                               TAXES AND ROYALTY

6.1 Seller will pay, or cause to be paid, all royalties, taxes and other payments due on the production, gathering, severance or handling of the gas at and prior to its delivery by Seller to Buyer and will indemnify and save Buyer harmless against all loss, damage and expense of every character on account of adverse claims for such royalties, taxes or payments. Buyer shall pay or cause to be paid all taxes or other charges imposed on the gas or the sale of the gas after its delivery by Seller to Buyer.

                                   ARTICLE 7
                         BILLINGS, PAYMENTS AND NOTICES

7.1 On or before the twentieth day of the month following the month of first delivery of gas under a Sales Agreement and on or before the twentieth day of each month thereafter, Seller will invoice Buyer for all gas delivered by Seller to Buyer during the preceding month, and buyer agrees to pay the full amount of the invoice by wire transfer on or before the last business day of the month to the Seller or an other party designated by the Seller. The invoice will be supported by a statement showing the total amount of gas delivered to Buyer, the Btu content thereof, the amount due therefor and such other information as appropriate.

7.2 Should Buyer fail to pay the full amount of any invoice when due, interest on any unpaid amount shall accrue at the lesser of the then effective prime rate of interest charged by the First Interstate Bank of Texas and Seller shall be entitled to suspend all further performance under the Sales Agreement in addition to all other remedies at law and equity. Any such suspension right shall not prejudice Seller's rights to collect any sums due Seller for gas therefore delivered to Buyer.

7.3 Every notice, request, invoice or other communications provided for in these General Terms and Conditions shall be in writing and shall be deemed properly given when hand delivered, telegraphed by prepaid telegram, telecopied or mailed from within the United States by United States mail,
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       postage paid to the address of the other party as set forth below and as such address may be changed from time to time by notice to the other party.

         NOTICES & CORRESPONDENCE

         SELLER:                              BUYER:
         Michael Gas Producing Company        Upstream Energy Services, L.L.C.
         13101 Northwest Freeway, Suite 320   13101 Northwest Freeway, Suite 320
         Houston, Texas 77040                 Houston, TX 77040

         Attn: Glenn D. Hart                  Attn: Contract Administration

7.4    Payment shall be made to the following account:

                                                       Fuji Bank & Trust Company
                                                                 ABA # 026008950
                                                            Account # 001-007483
                                        Credit to Triassic Energy Partners, L.P.

7.5 Each party shall have the right to examine the records of the other party to the extent necessary to verify the accuracy of any statement or payment made hereunder. Any error discovered in any payment or payment shall be promptly corrected, except for errors discovered more than two years subsequent to the statement or payment in question.

                                   ARTICLE 8
                               MEASUREMENT OF GAS

8.1 Equipment used for measurement shall be that installed and operated by the Transporters. Both Buyer and Seller shall have the right to install check measurement equipment and may request calibration of pipeline meters, subject to the terms of the transportation contract(s). Buyer shall not be obligated to install any measuring equipment.

                                   ARTICLE 9
                                 FORCE MAJEURE

9.1 In the event that either Seller or Buyer is rendered unable, by reason of an event of force majeure, to perform, wholly or in part, any obligation set forth in these General Terms and Conditions or a Sales Agreement, except for the obligation to make payments when due, then upon such party's giving notice and full particulars of such event of force majeure, the obligation of such party shall be suspended to the extent and for the period of such force majeure condition. Any force majeure condition shall be remedied so far as practicable with all reasonable dispatch.

                                   ARTICLE 10
                               TERM OF AGREEMENT

10.1 The term of this agreement shall commence from the date hereof and continue for a primary term of one (1) year extending quarterly thereafter. Buyer and Seller may agree to extend the primary term of this agreement as evidenced by the execution of an "Exhibit "A", Sales Agreement" as it may be amended from time to time. This agreement may be terminated by either party with prior written notice to the other given at least sixty (60) days before the expiration of the primary term or any quarterly extension thereafter.
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                                   ARTICLE 11
                               REGULATORY BODIES

11.1 These General Terms and Conditions shall be subject to all valid laws, orders, rules and regulations of any and all duly constituted governmental authorities, whether Federal, State or local, having jurisdiction over the subject matter hereof to the extent that such laws, regulations and orders are applicable and effective from time to time.

                                   ARTICLE 12
                                 MISCELLANEOUS

12.1 These General Terms and Conditions together with any Sales Agreement executed pursuant hereto contain the entire agreement of the parties with respect to the subject matter hereof and all previous agreements, whether written or oral are hereby superseded. These General Terms and Conditions may be amended only by written instrument executed by the parties hereto.

12.2 This contract may not be assigned, in whole or in part, by either party, except to an entity controlled by or under common control with the assigning party without the express written consent of the other party.

12.3 This contract shall be governed by and interpreted in accordance with, the laws of the state of Texas.

IN WITNESS WHEREOF the parties hereto have executed these General Terms and Conditions as of the date first mentioned.

     Accepted and agreed to on this          Accepted and agreed to on this
     6 day of November, 1996.                6 day of November, 1996.

     SELLER:                                 BUYER:
     MICHAEL GAS PRODUCING COMPANY           UPSTREAM ENERGY SERVICES, L.L.C.



     /s/ GLENN D. HART                       /s/ BRAD L. PETRICK
     -------------------------------         -------------------------------
     Mr. Glenn D. Hart                       Mr. Brad L. Petrick,
     Chairman of the Board & CEO             President




     /s/ GAIL S. VAN ROOYAN                  /s/ JEAN SMITH
     -------------------------------         -------------------------------
     WITNESS:                                WITNESS: